Exhibit 10.1

INVESTMENT AGREEMENT

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Exhibits:

Exhibit A - Schedule of Purchasers

Exhibit B - Form of Note

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INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”), is made as of the 18th day of December 2016 by and between Lombard Medical, Inc., a Cayman Islands exempted company with limited liability (the “Company”), and the investors listed on Exhibit A attached to this Agreement as of the date hereof (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1.    Purchase and Sale of Ordinary Shares and Bonds.

1.1    Sale and Issuance of Ordinary Shares. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of the Company’s Ordinary Shares, $0.01 par value per share (the “Ordinary Shares”), set forth opposite each Purchaser’s name on Exhibit A, at a purchase price of $0.62 per share. The Ordinary Shares issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2    Sale of Convertible Bonds. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that principal amount of convertible bonds (the “Bonds”), set forth opposite each Purchaser’s name on Exhibit A. The Bonds, bearing an interest of LIBOR + 4.0%, for an initial term of five (5) years (unless repaid earlier by the Company), shall be issued pursuant to a note in the form attached hereto as Exhibit B (the “Note”).

1.3    Closing; Delivery.

(a)    The initial purchase and sale of the Shares and Bonds shall take place remotely via the electronic exchange and release of final and executed documents and signatures, at 5:00 p.m. (Pacific Time), on December 18, 2016 or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b)    At the Closing, the Company shall deliver to each Purchaser a certificate or, at the Company’s option, evidence of Ordinary Shares in book entry form, representing the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company.

(c)    At the Closing, the Company shall issue pursuant to the Note to each Purchaser the Bonds being purchased by such Purchaser at such Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company.

1.4    Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with this Agreement (the “Post-Closing Board of Directors”), the Company will use the proceeds from the sale of the Shares and the Bonds for product development and other general corporate purposes.

1.5    Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person.

(b)    “Articles of Association” means the Amended and Restated Articles of Association of the Company adopted April 23, 2014.

(c)    “Business Day” means any day other than a Saturday, Sunday, or any day on which banks in New York, New York and London, England are authorized or required by law to close.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Convertible Securities” means any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares, but excluding Options and Bonds.

(f)    “Deemed Liquidation Event” means the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole.

(g)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(h)    “Exempted Securities” means (i) Ordinary Shares, Options or Convertible Securities issued by reason of a dividend, share split, split-up or other distribution on Ordinary Shares, as approved by the Post-Closing Board of Directors, inclusive of the Purchaser Nominees; (ii) Ordinary Shares, including Options therefor (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization affecting such shares), issued or issuable to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries, pursuant to Options disclosed in Subsection 2.2(b) of the Disclosure Schedule or as approved by the Post-Closing Board of Directors, inclusive of the Purchaser Nominees; (iii) the Ordinary Shares issuable upon the conversion of the Bonds or other Convertible Securities issued prior to the date hereof; (iv) Ordinary Shares, Options or Convertible Securities issued pursuant to any obligation under the Merger Agreement; or

(v) Ordinary Shares, Options or Convertible Securities issued pursuant to a merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, as approved by the Post-Closing Board of Directors, inclusive of the Purchaser Nominees.

(i)    “Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights, manufacturing and other processes, product specifications, designs, drawings and statement of procedures, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing which may subset anywhere in the world.

(j)    “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others, develops, invents, programs or designs any Intellectual Property of the Company.

(k)    “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of Simon Hubbert, Chief Executive Officer, William J. Kullback, Chief Financial Officer, Peter Phillips, Chief Technology Officer, Paul Hardwick, Vice President – Sales, Kate Forster, Vice President – Human Resources and Andrew Debbage, Vice President - Operations.

(l)    “LIBOR” means (i) the rate of interest per annum equal to the British Bankers Association LIBOR Rate with a term of six (6) months or the successor thereto if the British Bankers Association is no longer making such a LIBOR rate available, as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Purchasers from time to time) on any date of determination, or (ii) if the rate referenced in the preceding clause (i) shall not be available for any reason, the rate of interest per annum determined by the Purchasers to be the rate at which deposits in U.S. dollars would be offered by major banks in the London interbank market with a term of six (6) months on any date of determination.

(m)    “License Contracts” means (i) all contracts and agreements under which the Company licenses from a third party Intellectual Property (other than software licenses for generally available software) and (ii) all contracts and agreements that provide for co-existence arrangements permitting the Company to practice any Intellectual Property, including covenants not to sue, in each case, that are used in the conduct of the business of the Company as currently conducted.

(n)    “Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect, either individually or in the aggregate, that is likely to have a material adverse effect on (i) the business, assets (including intangible assets), management, liabilities, condition (financial or otherwise), property or results of operations of the Company or (ii) the ability of the Company to perform any of its obligations under the Transaction Agreements.

(o)    “Medico’s Hirata Loan Agreement” means the Loan Agreement, dated as of March 28, 2013, between the Company and Medico’s Hirata Inc. filed as Exhibit 4.1(1) to the Company’s SEC Documents.

(p)    “Merger Agreement” means the Agreement and Plan of Merger by and among the Company, Delta Merger Sub, Inc., Altura Medical, Inc., certain stockholders of Altura Medical, Inc., and Shareholder Representative Services LLC, as Stockholders Representative, dated as of July 30, 2015.

(q)    “Memorandum of Association” means the Amended and Restated Memorandum of Association of the Company adopted on April 23, 2014.

(r)    “New Securities” means any newly issued shares or securities (including debt securities) containing options, warrants or rights to acquire any shares or any securities exchangeable for or convertible into shares.

(s)    “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

(t)    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(u)    “Regulatory Authority” means the United States Food and Drug Administration (the “FDA”) and any other federal, state, local or foreign governmental authority that is concerned with the testing, review, approval, marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of medical devices, but excluding governmental authorities that regulate Environmental Laws.

(v)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(w)    “Senior Secured Debt” means the indebtedness incurred (to the extent permitted by the Subordination Agreement) pursuant to the Loan and Security Agreement, dated as of April 24, 2015 (“Senior Loan Agreement”), by and among Oxford Finance LLC, as collateral agent and lender (“Oxford”), the other lenders party thereto, and Lombard Medical Technologies, Inc. and Altura Medical, Inc., each as borrower, as amended, restated, supplemented or otherwise modified from time to time.

(x)    “Subordination Agreement” means a subordination agreement in form acceptable to Oxford and the Purchasers, to be executed and delivered concurrently with the Closing.

(y)    “Supplier” means any supplier of goods or services to which the Company (or any of its subsidiaries) paid more than $100,000 in the aggregate during the 12-month period ended December 31, 2015 or expects to pay more than $100,000 in the aggregate during the 12-month period ending December 31, 2016.

(z)    “Term Sheet” means the Non-Binding Term Sheet for the Investment and Strategic Partnership Transaction Between Lombard Medical, Inc. and MicroPort Scientific Corporation, dated November 29, 2016, as amended on December 2, 2016.

(aa)    “Transaction Agreements” means this Agreement, the Note, and the Subordination Agreement.

2.    Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Subsections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

2.1    Organization, Good Standing, Corporate Power and Qualification. The Company is a Cayman Islands exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2    Capitalization.

(a)    As of Closing, the authorized share capital of the Company consists of 100,000,000 shares, of which 19,886,269 Ordinary Shares were issued and outstanding.

(b)    As of Closing, 3,102,211 Ordinary Shares were reserved for issuance pursuant to the Company’s share option and share purchase plans, of which 3,066,262 are issuable upon the exercise of outstanding, unexercised share options granted pursuant to the Company’s share option and share purchase plans (the “Company Options”). 156,652 Ordinary Shares are subject to outstanding warrants. Except for the Company Options and Convertible Securities disclosed in Subsection 2.2(b) of the Disclosure Schedule, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any capital shares or other securities of the Company.

2.3    SEC Filings. Since April 24, 2014, the Company has filed with the Securities and Exchange Commission (the “SEC”) all required reports and filings (the “Company SEC Documents”). As of the time of filing with the SEC (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Company’s financial statements (including the related footnotes) included in the Company SEC Documents complied at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with International Financial Reporting Standards (IFRS) consistently applied during the periods covered thereby except as otherwise noted therein, and subject, in the case of any unaudited interim financial statements included therein, to normal year-end adjustments and an absence of complete footnotes.

2.4    Subsidiaries. Except as disclosed in the Company SEC Documents, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.5    Authorization. All corporate action required to be taken by the Board of Directors of the Company (the “Board of Directors”) in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares and the Bonds at the Closing and the Ordinary Shares issuable upon conversion of the Bonds, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares and Bonds has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.6    Valid Issuance of Shares and Bonds.

(a)    The Shares and the Bonds, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, the Articles of Association, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement, the Shares and the Bonds will be issued in compliance with all applicable federal and state securities laws.

(b)    The Ordinary Shares issuable upon conversion of the Bonds have been duly reserved for issuance, and upon issuance in accordance with the terms of the Memorandum of Association and Articles of Association, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, the Ordinary Shares issuable upon conversion of the Bonds will be issued in compliance with all applicable federal and state securities laws.

2.7    Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

2.8    Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge pending or to the Company’s knowledge, currently threatened in writing (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its officers or directors, or to the Company’s knowledge, Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit or proceeding by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.9    Intellectual Property.

(a)    All Intellectual Property owned by the Company that is registered or filed with a governmental authority (“Registered Intellectual Property”) is owned by the Company free and clear of all encumbrances other than (i) commercially available software products under standard end-user object code license agreements, and (i) liens in favor of Oxford, pursuant to the Senior Secured Debt.

(b)    All patent applications of the Company are correct and accurate, pending, have not been abandoned, and have been and continue to be timely prosecuted; (ii) all necessary registration, maintenance, and renewal fees currently due in connection with Registered Intellectual Property owned by the Company have been made, and any actions for the purposes of prosecuting, perfecting, and maintaining such Registered Intellectual Property, in the United States or foreign jurisdictions, have been taken; (iii) none of the Company’s patents has expired or been declared invalid, in whole or in part, by any governmental authority; and (iv) all the registered trademarks and trademark applications of the Company have not lapsed, been abandoned or forfeited in whole or in part, or is the subject of any ongoing oppositions, cancellations or other legal proceedings.

(c)    None of the Company’s patents or patent applications is the subject of any ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any other patent office or similar administrative agency. To the knowledge of the Company, there are no published patents, published patent applications, articles or other prior art that could adversely affect the validity of any of the Company’s patent or application.

(d)    Each of the Company’s patents and patent applications correctly identifies each and every inventor of the claims thereof to the extent required by the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the Company’s patents and patent applications has entered into a written agreement containing appropriate confidentiality provisions and invention assignment provisions assigning all related Intellectual Property to the Company. To the knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company under such agreement with the Company.

(e)    (i) Each material License Contract of the Company is valid and in full force and effect; (ii) each material License Contract will continue to be valid and in full force and effect on similar terms immediately following the consummation of the transactions contemplated hereby; and (iii) the Company is not, and, to the knowledge of the Company, the other parties thereto are not, in breach of any material License Contract in any material respect. To the knowledge of the Company, (A) each patent or patent application licensed to the Company under any material License Contract identifies each and every inventor of the claims thereof to the extent required by the laws of the jurisdiction in which such patent is issued or such patent application is pending or (B) no inventor named on any patent or patent application licensed to the Company under any material License Contract has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the licensor of such patent or patent application.

(f)    The Company has not transferred ownership of, or granted any license with respect to, any Intellectual Property of the Company to any Person.

(g)    The Company owns, licenses or otherwise has the right to use all Intellectual Property that the Company has developed itself or had developed for it by a third party that is used in the conduct of the business of the Company as currently conducted. The Company is not subject to any legal proceeding or outstanding order, contract or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any of the Intellectual Property of the Company or (ii) (other than ongoing prosecution of the patent applications within the Intellectual Property of the Company) that may materially and adversely affect the validity, use or enforceability of the Intellectual Property of the Company.

(h)    There is no pending or, to the knowledge of the Company, threatened, legal proceeding in which it is alleged that the Company has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any Person (including with respect to the development, clinical testing, manufacture, or use by the Company of any products or of its Intellectual Property, or to the operation of the Company) nor, to the knowledge of the Company, is any investigation by a governmental authority alleging any such infringement or violation pending or threatened. The Company has not received any written claim during the past three years alleging any such infringement or violation.

(i)    To the knowledge of the Company, no Person has infringed upon or otherwise violated, or is infringing upon or otherwise violating, any Intellectual Property of the Company owned by the Company. There is no pending legal proceeding in which the Company has alleged that any Person or Persons has infringed upon or otherwise violated, or is or are infringing upon or otherwise violating, any Intellectual Property of the Company.

(j)    All Intellectual Property of the Company owned by the Company was developed by (i) an employee working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed appropriate written agreements of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all Intellectual Property rights in the Intellectual Property of the Company. Each current and former employee, agent, consultant or contractor of the Company, or any other Person who has developed Intellectual Property of the Company owned by the Company, has executed a written agreement containing appropriate confidentiality provisions and invention assignment provisions assigning all related Intellectual Property to the Company. All

Persons who have created Intellectual Property of the Company (other than Intellectual Property of the Company that is licensed to the Company) have assigned to the Company (or, in the case of any such patents or patent applications acquired by the Company from any third party, to such third party) all of their rights therein, to the extent that such rights would not automatically vest with the Company by operation of law or otherwise.

(k)    Except pursuant to the License Contracts, the Company is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or to provide any other consideration of any kind, to any owner or licensor of, or other claimant to, or any other Person with respect to, the Intellectual Property of the Company, other than ordinary filing, prosecution and maintenance fees. Obligations for payment of royalties, fees or other consideration currently due and payable by the Company under any License Contract have been satisfied in a timely manner.

(l)    The execution and delivery of the Transaction Agreements by the Company do not, and the consummation of the transactions contemplated thereby will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any encumbrance upon, any Intellectual Property right.

2.10    Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Memorandum of Association or Articles of Association, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound the violation or default of which would have a Material Adverse Effect, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.11    Agreements; Actions.

(a)    Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000, which is not disclosed in the Company SEC Documents (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)    The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its share capital, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $250,000 in the aggregate which is not disclosed in the Company SEC Documents, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of (a) and (b) of this Subsection 2.11, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c)    Other than as guarantor under the Senior Secured Debt, the Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d)    Neither a default nor Event of Default (as such term is defined in the Senior Loan Agreement) has occurred and is continuing under the Senior Secured Debt.

2.12    Certain Transactions.

(a)    Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of Ordinary Shares and the issuance of options to purchase Ordinary Shares, in each instance, approved in the written minutes of the Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)    The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company. None of the Company’s directors or officers, or to the Company’s knowledge, its employees or any members of their immediate families, or any Affiliate of the foregoing have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, or (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship.

2.13    Rights of Registration and Voting Rights. Except as provided in the Merger Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, no shareholder of the Company has entered into any agreements with respect to the voting of shares of the Company.

2.14    Property. Except for the liens in favor of Oxford pursuant to the Senior Secured Debt, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.15    Changes. Since September 30, 2016 there has not been:

(a)    any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(b)    any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(c)    any satisfaction or discharge of any material lien, claim, or encumbrance or payment of any material obligation by the Company, except in the ordinary course of business;

(d)    any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(e)    any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(f)    any resignation or termination of employment of any officer or Key Employee of the Company;

(g)    any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(h)    any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i)    any declaration, setting aside or payment or other distribution in respect of any of the Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by the Company;

(j)    any sale, assignment or transfer of any material Intellectual Property of the Company;

(k)    receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company; or

(l)    any arrangement or commitment by the Company to do any of the things described in this Subsection 2.15.

2.16    Employee Matters.

(a)    As of the date hereof, the Company employs one hundred ten (110) full-time employees and seven (7) part-time employees.

(b)    To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)    The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)    The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Subsection 2.16(d) of the

Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Subsection 2.16(d) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)    The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board of Directors.

(f)    Subsection 2.16(f) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(g)    The Company has maintained and currently maintains adequate insurance as required by applicable law with respect to workers’ compensation claims and unemployment benefits claims.

2.17    Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18    Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19    Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Subsection 2.19.

2.20    Permits. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21    Corporate Documents. The Memorandum of Association and Articles of Association of the Company are in the form provided to the Purchasers. The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

2.22    Environmental and Safety Laws.

(a)    (i) The Company is and has been in compliance in all material respects with all Environmental Laws; (ii) there has been no release or to the Company’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (iii) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

(b)    For purposes of this Subsection 2.22, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.23    Anticorruption Laws. Neither the Company nor any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage or any advantage in violation of the FCPA or United

Kingdom Bribery Act of 2010 (the “UKBA”) or any applicable local, domestic, or international anticorruption laws, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation (including the FCPA and the UKBA). The Company further represents that it has maintained, and has caused each of its subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with anticorruption laws (including the FCPA, the UKBA or any other applicable anti-bribery or anti-corruption law). Neither the Company, or, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA, the UKBA or any other anti-corruption law (collectively, “Enforcement Action”).

2.24    Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

2.25    Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Company of any kind whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise, and whether known or unknown, and whether due or to become due) that are required to be recorded as a liability under IFRS but are not reflected in the Company SEC Documents, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, except such liabilities or obligations that (a) are fully reflected or provided for in the balance sheets or the notes thereto included in the Company SEC Documents or (b) have arisen in the ordinary course of business, consistent with past practice since the date of the most recently filed Company SEC Document.

2.26    Inventory. All inventories of the Company reflected on the balance sheet of the most recently filed Company SEC Document are valued at the lower of cost or market, in accordance with IFRS applied on a consistent basis throughout the periods indicated. Except to the extent of inventory reserves reflected in the Company SEC Documents, the items included in said inventories are (i) normal items of inventory carried by the Company, (ii) of a quality and quantity useable or saleable in the ordinary course of business, (iii) adequate for the conduct of the Company’s business in the ordinary course consistent with past practice, and (iv) are not in excess of normal operating requirements of the Company consistent with past practice.

2.27    Regulatory Compliance.

(a)    The business of the Company, as currently conducted, is in compliance in all material respects with all applicable laws other than Environmental Laws (which are discussed in Subsection 2.22), including (i) the federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”); (ii) any comparable foreign laws for any of the foregoing, including laws and regulations promulgated under the Medical Device Directive in the European Union (the “MDD”); (iii) federal or state criminal or civil laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §§3729-3733), Health Insurance Portability and Accountability Act of 1996 (Pub. L. 104-191, 110 Stat. 1936), and any comparable state or local laws) and (v) state licensing, disclosure and reporting requirements.

(b)    All pre-clinical and clinical investigations conducted or sponsored by the Company and intended to be submitted to a Regulatory Authority to support a regulatory approval or clearance are being conducted in compliance in all material respect with all applicable laws administered or issued by the applicable Regulatory Authorities other than Environmental Laws (which are discussed in Subsection 2.22), including, as applicable, (i) FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 812 and 820 of the Code of Federal Regulations and (iii) applicable federal, state and foreign laws restricting the use and disclosure of individually identifiable health information.

(c)    All reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by the Company have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate on the date filed in all material respects (or were corrected in or supplemented by a subsequent filing). Neither the Company nor any officer, employee or agent of the Company has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities; Final Policy”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy or similar action by any other Regulatory Authority. Neither the Company nor any officer, or to the knowledge of the Company, any employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or any similar law. Neither the Company nor any officer or employee of the Company has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar law.

(d)    As to each product or product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder, the MDD or similar law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of the Company (each such product or product candidate, a “Medical Device”), such Medical Device is being or has been developed, manufactured, tested, distributed or marketed in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, the MDD and similar laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, good clinical practices and good laboratory practices (solely with respect to studies intended to be submitted to Regulatory Authorities in support of a marketing application), labeling, advertising, record keeping, filing of reports and security. The Company has not received any FDA Form 483, notice of adverse finding, untitled letters or other written notice from the FDA or any other Regulatory Authority and there is no action or proceeding pending or, to knowledge of the Company, threatened (including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall), in each case (i) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Device or (ii) otherwise alleging any material violation applicable to any Medical Device by the Company of any law or authorization by any governmental body.

(e)    No license, permit, approval, franchise, or any other authorization issued to the Company by the FDA or any other Regulatory Authority has been suspended, modified or revoked.

(f)    The Company has not received any written notices, correspondence or other communication from the FDA or any other Regulatory Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company.

(g)    Except as set forth on Subsection 2.27(g) of the Disclosure Schedule, the Company has not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, safety alert, warning, “dear doctor” letter, or safety alert relating to an alleged lack of safety, efficacy or regulatory compliance of any Company product. The Company is not aware of any facts which are reasonably likely to cause (i) the recall of any product sold or intended to be sold by the Company, (ii) a change in the regulatory classification of any such products, or (iii) a termination or suspension of the clinical trial of such products.

(h)    No data generated by the Company with respect to its products that has been made public is the subject of any regulatory action, either pending or, to knowledge of the Company, threatened, by any Regulatory Authority relating to the truthfulness or scientific integrity of such data.

(i)    The Company has not received any written notice that the FDA or any other Regulatory Authority has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval for, or request the recall of, any Medical Device, or (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device.

(j)    No product manufactured or distributed by the Company is (i) adulterated within the meaning of 21 U.S.C. § 351 (or any similar law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar law) or (iii) a product that is in violation of 21 U.S.C. § 360 (or any similar law).

2.28    Suppliers. The Company maintains good commercial relations with each of its Suppliers and, to the knowledge of the Company, no event has occurred that could materially and adversely affect the Company’s relations with any such Supplier. No Supplier during the prior 12 months has cancelled, terminated or, to the knowledge of the Company, made any threat to cancel or otherwise terminate any of such Supplier’s contracts with the Company or to decrease such Supplier’s supply of services or products to the Company. The Company has not received any written notice and the Company does not have any knowledge to the effect that any current Supplier may terminate or materially alter its business relations with the Company.

2.29    Certain Payments. Neither the Company, nor any manager, officer, or, to the knowledge of the Company, employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:

(a)    used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b)    made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c)    made any payoff, influence payment, bribe, rebate, kickback or other unlawful payment to any Person;

(d)    made any unlawful payment to any Person, or unlawfully provided any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(e)    agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (d) above.

2.30    No General Solicitation. Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf has (i) offered for sale or solicited offers to purchase the Shares or the Bonds, or (ii) engaged in any form of general solicitation or general advertising in connection with the offer or sale of the Shares or the Bonds, or (iii) engaged in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Shares and the Bonds.

3.    Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1    Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2    Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares and the Bonds to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares or the Bonds. The Purchaser has not been formed for the specific purpose of acquiring the Shares or the Bonds.

3.3    Disclosure of Information. The Purchaser has reviewed the Company SEC Documents and the Company’s 2016 Third Quarter, Nine Month Financial Results and understands the risks associated with an investment in the Company, including its history of operating losses, the potential need for additional funds in the future, and other risks related to its business, risks related to the regulation of its industry, and risks related to its Ordinary Shares. In addition, the Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares and the Bonds with the Company’s management and has had an opportunity to review the Company’s facilities.

3.4    Restricted Securities. The Purchaser understands that the Shares and the Bonds have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares and the Bonds are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares and the Bonds indefinitely and the Purchaser will not sell, assign, pledge, give, transfer or otherwise dispose of the Shares, Bonds, Ordinary Shares issued upon conversion of the Bonds, or any interest therein, or make any offer or attempt to do any of the foregoing, unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser agrees that that any certificates representing the Shares, Bonds and Ordinary Shares issued upon the conversion of the Bonds will bear a legend making reference to the foregoing restrictions; and that the Company and its Affiliates shall not be required to give effect to any purported transfer of the Shares, Bonds or Ordinary Shares issued upon the conversion of the Bonds except upon compliance with the foregoing restrictions and the legends included in Subsection 3.6 below. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, custodial procedures, the time and manner of sale, the holding period for the Shares or the Bonds, and other requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5    Limited Public Market. The Purchaser understands that no public market exists for the Bonds and the public market for its Ordinary Shares is limited, and that the Company has made no assurances that a public market will ever exist for the Bonds or continue to exist for the Ordinary Shares. The Purchaser is aware that the Company has received from NASDAQ a Notice of Bid Price Deficiency which could result in the de-listing of its Ordinary Shares.

3.6    Legends. The Purchaser understands that the Shares, the Bonds and any securities issued in respect of or exchange for the Bonds, may be notated with one or all of the following legends:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY OR THE TRANSFER AGENT, AS APPLICABLE, HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

“THE SECURITIES MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, (I) AS PART OF THEIR DISTRIBUTION AT ANY TIME; OR (II) OTHERWISE UNTIL FORTY (40) CALENDAR DAYS AFTER DECEMBER 18, 2016, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S OR RULE 144A UNDER THE SECURITIES ACT. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S.”

3.7    Foreign Investors.

(a)    If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares and the Bonds or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares and the Bonds, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares or the Bonds. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares and the Bonds will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

(b)    The Purchaser is not a “U.S. person” as defined under Regulation S of the Securities Act and is making its investment decision outside of the United States in an “offshore” transaction as defined in Regulation S under the Securities Act.

3.8    No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, (b) published any advertisement in connection with the offer and sale of the Shares or the Bonds, or (c) engaged in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Shares and the Bonds.

3.9    Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares and the Bonds.

3.10    Residence. The office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

4.    Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase the Shares and the Bonds at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1    Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects (except for representations and warranties qualified by materiality or material adverse effect which shall be true and correct in all respects) as of the Closing.

4.2    Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3    Compliance Certificate. The Chief Financial Officer of the Company shall deliver to the Purchasers at such Closing a certificate certifying that the conditions specified in Subsections 4.1, 4.2, 4.5, 4.6 and 4.11 have been fulfilled.

4.4    Transaction Agreements. The Purchasers will have received from the Company signed counterparts (which may include telecopy transmission of such signed counterparts) to each of the Transaction Agreements.

4.5    Consents and Approvals. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by Transaction Agreements.

4.6    Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state, foreign or domestic, that are required in connection with the lawful issuance and sale of the Shares and the Bonds pursuant to this Agreement shall be obtained and effective as of such Closing.

4.7    Opinion of Company Counsel. The Purchasers shall have received, subject to customary assumptions, exceptions and qualifications, from Conyers Dill & Pearman, Cayman Islands counsel for the Company, an opinion, dated as of the Closing, and from Jones Day, U.S. counsel for the Company, an opinion dated as of the Closing.

4.8    Post-Closing Board of Directors. Effective at Closing, the authorized size of the Post-Closing Board of Directors shall be fixed at five (5) members, and the Post-Closing Board of Directors shall be comprised of Raymond Cohen, Michael Carrel, John Rush, Jonathan Chen and Hongbin Sun, with Jonathan Chen and Hongbin Sun designated as a Class II directors.

4.9    Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the Memorandum of Association and Articles of Association of the Company and (ii) resolutions of the Board of Directors approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

4.10    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.11    Preemptive Rights. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

5.    Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares and the Bonds to the Purchasers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1    Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all material respects (except for representations and warranties qualified by materiality or material adverse effect which shall be true and correct in all respects) as of the Closing.

5.2    Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3    Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state, foreign or domestic, that are required in connection with the lawful issuance and sale of the Shares or the Bonds pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4    Note. The Note shall have been duly executed and delivered by the parties thereto.

5.5    Subordination Agreement. Each Purchaser of the Bonds shall have executed and delivered the Subordination Agreement.

6.    Covenants.

6.1    Directors. So long as the Purchasers beneficially own not less than 10% of the issued and outstanding Ordinary Shares of the Company as of the date of this Agreement, but in any event through the third (3rd) anniversary date of the Closing:

(a)    The Purchasers shall be entitled to designate two (2) nominees for election to the Board of Directors (such directors, the “Purchaser Nominees”), acceptable to the nominating committee of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall facilitate the appointment of each Purchaser Nominee to be elected as members of the Board of Directors, including, but not limited to, ensuring that the approval of the Purchaser Nominees is recommended by (i) the Company’s nominating committee and (ii) the Post-Closing Board of Directors to the Company’s shareholders at each annual general meeting of shareholders of the Company for which a Purchaser Nominee is up for election, and permitting the Purchasers to remove, replace or change any Purchaser Nominee from time to time and fill vacancies created by reason of death, removal or resignation of such appointees, including by calling a general meeting of shareholders of the Company for the purpose of voting on any such appointment, removal, replacement or change.

(b)    The size of the Post-Closing Board of Directors shall be set and remain at five (5) directors, unless otherwise approved by the Purchaser Nominees, which approval will not be withheld if in the opinion of outside counsel to the Company a change in the size of the Post-Closing Board of Directors is required to meet SEC or relevant listing independence requirements for the Board of Directors or any of its committees.

(c)    The Company shall invite the Purchaser Nominees to attend all meetings of any committee of the Board of Directors in a nonvoting observer capacity, in a manner that does not affect the independence of any such committee, and, in this respect, shall give such Purchaser Nominees copies of all notices, minutes, consents and all other materials that it provides to the directors who are members of such committees; provided, however, that such Purchaser Nominees agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided.

6.2    Pro Rata Rights. Subject to the terms and conditions of this Subsection 6.2, if the Company proposes to offer or sell any New Securities, the Company shall first offer the pro rata portion of such New Securities to each Purchaser in accordance with the following provisions:

(a)    The Company shall give notice (the “Offer Notice”) to each Purchaser, subject to any restrictions on notice under applicable securities laws or listing rules, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (ii) the price and terms, if any, upon which it proposes to offer such New Securities. To the extent no Offer Notice is provided by the Company for any reason, the Offer Notice shall be deemed the written notice to the Company provided by any Purchaser expressing such Purchaser’s interest to participate in the offering of the New Securities at the price and terms, if any, proposed for such offering.

(b)    By notification to the Company within twenty (20) calendar days after receipt of the Offer Notice, each Purchaser may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of Ordinary Shares then beneficially owned by such Purchaser (including all Ordinary Shares then issuable (directly or indirectly) upon conversion of the Bonds then beneficially owned by such Purchaser) bears to the total number of Ordinary Shares of the Company then beneficially owned by all the Purchasers (including all Ordinary Shares issuable upon conversion of the Bonds then beneficially owned by the Purchasers). At the expiration of such twenty (20) calendar day period, the Company shall promptly notify each Purchaser that elects to purchase or acquire all the Ordinary Shares available to it (each, a “Fully Exercising Purchaser”) of any other Purchaser’s failure to do likewise. During the ten (10) calendar day period commencing after receipt of such notice, each Fully Exercising Purchaser may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of Ordinary Shares specified above, up to that portion of the New Securities for which the Purchasers were entitled to subscribe but that were not subscribed for by the Purchasers which is equal to the proportion that the number of Ordinary Shares issued and beneficially owned, or issuable (directly or indirectly) upon conversion of the Bonds then beneficially owned, by such Fully Exercising Purchaser bears to the total number of Ordinary Shares issued and beneficially owned, or issuable (directly or indirectly) upon conversion of the Bonds then held, by all Fully Exercising Purchasers who wish to purchase such unsubscribed Ordinary Shares. The closing of any sale pursuant to this Subsection 6.2(b) shall occur concurrent with the date of initial sale of New Securities pursuant to Subsection 6.2(b).

(c)    If all Ordinary Shares that the Purchasers are entitled to purchase pursuant to Subsection 6.2(b) are not elected to be purchased as provided in Subsection 6.2(b) hereof, the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 6.2(b) offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not consummate the sale of the New Securities within such period, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Purchasers in accordance with this Subsection 6.2.

(d)    The right of first offer in this Subsection 6.2 shall not be applicable to Exempted Securities; provided, however, for the purposes of this Subsection 6.2, “Exempted Securities” shall not include any Ordinary Shares issued and issuable pursuant to any obligations under the Merger Agreement.

6.3    Right to Acquire Ordinary Shares from Selling Shareholders. In the event any shareholder of the Company proposes to sell Ordinary Shares through a bona fide registered offering by the Company, the Company shall use reasonable best efforts to cause each Purchaser to have the right and a reasonable period of time (upon the Company providing each Purchaser with advanced written notice of such registered offering to the extent permitted and practicable) to acquire (based on its pro rata share of the Shares) the Ordinary Shares being offered in the registered offering on the price and terms available under such registered offering; provided that this right will not be interpreted to conflict with any pre-existing obligation the Company may have to support any sale by such shareholder in an underwritten offer or other sale.

6.4    Strategic Collaboration Agreement. The parties agree to use good faith efforts to negotiate and enter into a Strategic Collaboration Agreement consisting of a

Technology License Agreement, China Registration and Distribution Agreement, Component Manufacturing Agreement, Brazil Registration and Distribution Agreement within ninety (90) calendar days after the Closing containing terms consistent with those described in the Term Sheet and such other terms and conditions as are acceptable to the parties.

6.5    Senior Secured Debt.

(a)    The Company shall obtain all requisite consents or waivers under the Senior Secured Debt to allow for the transactions contemplated by this Agreement and the Note (including, specifically, such consents or waivers that will permit all payments and distributions payable with respect to the Shares and the Bond, notwithstanding any restrictive covenants in the documents for the Senior Secured Debt), subject to the terms of the Subordination Agreement. In the event of any refinancing, refunding, extension, renewal or replacement of the Senior Secured Debt permitted pursuant to Subsection 7.4, any such refinancing, refunding, extension, renewal or replacement facility will not otherwise limit or prohibit the Company from complying with any of the terms or conditions of this Agreement or the Note.

(b)    The Company shall provide the Purchasers with written notice promptly (and in any event within three (3) Business Days) upon the Company becoming aware of the existence of any Event of Default (as defined in the Senior Loan Agreement) or an event which, with the giving of notice or passage of time or both, would constitute an Event of Default (as defined in the Senior Loan Agreement) under the Senior Secured Debt.

6.6    Supplemental Listing Application. The Company shall file a “Supplemental Listing Application of Additional Shares” and any required supporting documentation relating to both the Shares and the Ordinary Shares to be issued upon conversion of the Bonds with the NASDAQ Stock Market and will have used its commercially reasonable best efforts to cause such Shares and such Ordinary Shares to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance.

7.    Additional Agreements.

7.1    Payment of Bonds. The Company agrees to pay the principal and interest of the Bonds on the date in and the manner provided in the Note and this Agreement.

7.2    Transfer of the Bonds. The Purchaser acknowledges that any transfer of the Shares, Bonds or Ordinary Shares to be issued upon the conversion of the Bonds would be subject to the Company’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

7.3    Events of Default. The Company agrees that occurrence of any of the following events (“Events of Default”) shall make all outstanding Bonds (principal and accrued interest) become due and payable immediately without further action or notice:

(a)    Failure to pay principal or interest on the Bonds when due and payable;

(b)    Failure to deliver the required Ordinary Shares upon conversion of the Bonds in accordance with Subsection 8.3;

(c)    Failure of the Company to use good faith efforts to negotiate and enter into the Strategic Collaboration Agreement described in Subsection 6.4 above within ninety (90) calendar days after the Closing;

(d)    A material breach by the Company of the Strategic Collaboration Agreement described in Subsection 6.4 above; or

(e)    Removal by the Board of Directors, or a committee thereof, of either or both of the Purchaser Nominees from the Board of Directors without cause and without replacement of a nominee or nominees acceptable to the Purchasers.

(f)    A material breach by the Company of this Agreement or the Note which to the extent such breach can be cured is not cured within sixty (60) days of written notice from Purchasers of the breach;

(g)    The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any of its subsidiaries in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any of its subsidiaries bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its subsidiaries under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of the Company’s affairs or any of its subsidiaries’ affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(h)    The commencement by the Company or any of its subsidiaries of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any of its subsidiaries in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its subsidiaries or of any substantial part of the Company’s property or any of its subsidiaries’ property, or the making by it of an assignment for the benefit of creditors, or the admission by the Company or any of its subsidiaries in writing of its inability to pay its respective debts generally as they become due, or the taking by the Company or any of its subsidiaries of any action for the purpose of effecting any of the foregoing; or

(i)    This Agreement or the Note is held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect (other than pursuant to the terms of this Agreement).

If any Event of Default has occurred and is continuing, and irrespective of whether the Bonds will have become or have been declared immediately due and payable under this Subsection 7.3, the holders of the Bonds may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Bonds, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

7.4    Additional Bond Protections. The Company agrees that so long as the Purchasers have not converted all the Bonds into Ordinary Shares, the Company shall not (nor cause any of its subsidiaries or Affiliates to) undertake the following without the consent of the Purchaser Nominees:

(a)    Merger, acquisition, spin-off, transfer or sale/other disposition of all or substantially all of its assets, licensing of substantially all of the Intellectual Property of the Company, pay dividends or make any other distributions on its Ordinary Shares;

(b)    Failure to cause all material properties used or useful in the conduct of the business of the Company and its Affiliates to be maintained and kept in good condition or failure to maintain all material licenses, permits and authorizations necessary to conduct the business of the Company and its Affiliates;

(c)    Material amendment of the Memorandum of Association or Articles of Association of the Company;

(d)    (i) Issuance of New Securities, except Exempted Securities, or (ii) repurchase or redemption of Ordinary Shares or New Securities;

(e)    Creation of one or more new subsidiaries, or making material investments in another company (other than the existing wholly owned subsidiary);

(f)    (i) Incurrence of additional indebtedness (other than in the ordinary course of operations), (ii) the refinancing of any existing indebtedness (other than the Senior Secured Debt and the indebtedness under the Medico’s Hirata Loan Agreement,), (iii) in regards to the Senior Secured Debt, any increase in its principal amount, any refinancing or any other amendment of its terms, and (iv) in regards to any indebtedness under the Medico’s Hirata Loan Agreement, any increase in its principal amount, any refinancing or any other amendment of its terms;

(g)    Failure to maintain insurance by financially sound and reputable insurers in such amounts and against such risks that the Company reasonably believes are adequate for the business in which it is engaged;

(h)    (i) Engage in any business activities other than activities conducted and as proposed to be conducted as of the Closing or (ii) cease any material business activities in which the Company is engaged in as of the Closing; or

(i)    Failure to comply in all material respects with applicable laws, whether now in effect or hereinafter enacted, except in each case where the failure to so comply with such laws is not reasonably likely to result in a Material Adverse Effect.

8.    Conversion.

The holders of Bonds shall have conversion rights as follows (the “Conversion Rights”):

8.1    Right to Convert.

(a)    Conversion Ratio. The full principal amount of the Bonds (in minimum principal amounts of $50,000) may be converted at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the principal amount of the Bonds by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to $0.90. Such initial Conversion Price, and the rate at which Bonds may be converted into Ordinary Shares, shall be subject to adjustment as provided below.

(b)    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Bonds.

(c)    Payment in Cash. Notwithstanding anything herein to the contrary, if the total number of Ordinary Shares that the holders of Bonds have the right to convert the Bonds into at any Conversion Time, together with Ordinary Shares already beneficially owned by the holders of Bonds, represents 50% or more of the voting power of all voting shares of the Company (based on the total number of voting outstanding at such time), then the holders of Bonds shall receive from the Company, in accordance with the terms of Subsection 8.3, (i) a total number of Ordinary Shares that represents, together with Ordinary Shares already beneficially owned by the holders of Bonds, no more than 49% of the voting power of all voting shares of the Company (based on the voting shares outstanding at such time) and (ii) a single payment in cash equal to an amount determined by multiplying (x) the number of Ordinary Shares at such Conversion Time that the holders of Bonds had the right to convert the Bonds into but that represents, together with Ordinary Shares already beneficially owned by the holders of Bonds, more than 49% of the voting power in the Company and (y) the fair market value of each Ordinary Share as determined by the ten-day average closing trading price of such Ordinary Shares on the NASDAQ Stock Market at such Conversion Time (such amount, the “CoC-Triggered Cash Payment”).

8.2    Fractional Shares. No fractional Ordinary Shares shall be issued upon conversion of Bonds. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the principal amounts of such Bonds that cannot be converted into a whole Ordinary Share at the Conversion Price. No Ordinary Shares or cash will be issued for any accrued and unpaid interest.

8.3    Mechanics of Conversion.

(a)    Notice of Conversion. In order for a holder of Bonds to voluntarily convert Bonds into Ordinary Shares, such holder shall (i) provide written notice to the Company that such holder elects to convert all or any number of such holder’s Bonds and (ii) surrender the Note (or, if such registered holder alleges that such Note has been lost, stolen or destroyed, a lost note affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such Note), at the principal office of the Company. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the Ordinary Shares to be issued. If required by the Company, any Note surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the Company of each of (x) such notice and (y) the Note (or lost note affidavit and agreement) (the “Conversion Time”), and the Ordinary Shares issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Company shall, no later than fifteen (15) calendar days after the Conversion Time, and in compliance with applicable law, listing standards and transfer agent requirements, (i) issue and deliver to such holder of Bonds, or to his, her or its nominees, a certificate or certificates for the number of Ordinary Shares issuable upon such conversion in accordance with the provisions hereof and a newly issued Note for the amount (if any) Bonds represented by the surrendered Note that were not converted into Ordinary Shares, (ii) pay the CoC-Triggered Cash Payment to such holder of Bonds, if applicable, as provided in Subsection 8.1(c), and (iii) pay in cash such amount as provided in Subsection 8.2 in lieu of any fraction of an Ordinary Share otherwise issuable upon such conversion.

(b)    Reservation of Shares. The Company shall at all times when the Bonds shall be outstanding, reserve and keep available out of its authorized but unissued share capital, for the purpose of effecting the conversion of the Bonds, such number of its duly authorized Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Bonds; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Bonds, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite shareholder approval of any necessary amendment to the Memorandum of Association and Articles of Association. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the Ordinary Shares issuable upon conversion of the Bonds, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable Ordinary Shares at such adjusted Conversion Price.

(c)    Effect of Conversion. All Bonds which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Bonds shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive Ordinary Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 8.2. Any Bonds so converted shall be immediately retired and cancelled.

(d)    No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any such portion of the Bonds on or after the applicable Conversion Time.

(e)    Taxes. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Ordinary Shares upon conversion of Bonds pursuant to this Section 8. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Ordinary Shares in a name other than that in which the Bonds so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

8.4    Adjustments to Conversion Price for Diluting Issues.

(a)    Special Definitions. For purposes of this Section 8, the following definitions shall apply:

(i)    “Bond Original Issue Date” shall mean the date on which the Bonds was issued.

(ii)    “Additional Ordinary Shares” shall mean all Ordinary Shares issued (or, pursuant to Subsection 8.4(c) below, deemed to be issued) by the Company after the Bond Issue Date, other than Exempted Securities.

(b)    No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Ordinary Shares if the Company receives written notice from the holders of at least a majority of the then Bonds agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Ordinary Shares.

(c)    Deemed Issue of Additional Ordinary Shares.

(i)    If the Company at any time or from time to time after the Bond Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 8.4(d), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (ii) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Ordinary Shares (other than deemed issuances of Additional Ordinary Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(iii)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 8.4(d) (either because the consideration per share (determined pursuant to Subsection 8.4(e)) of the Additional Ordinary Shares subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or

Convertible Security was issued before the Bond Original Issue Date), are revised after the Bond Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Ordinary Shares subject thereto (determined in the manner provided in Subsection 8.4(c)(i)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 8.4(d) the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(v)    If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 8.4(c) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (ii) and (iii) of this Subsection 8.4(c)). If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 8.4(c) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(d)    Adjustment of Conversion Price upon Issuance of Additional Ordinary Shares.

(i)    In the event the Company shall at any time after the Bond Original Issue Date but prior to and on the first anniversary of the Bond Original Issue Date issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Subsection 8.4(c)), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be automatically reduced, concurrently with such issue, to a price equal to the consideration per Additional Ordinary Share in such issue.

(ii)    In the event the Company shall at any time after the first anniversary of the Bond Original Issue Date issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Subsection 8.4(c)), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be automatically reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(I)    “CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Ordinary Shares

(II)    “CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Ordinary Shares;

(III)    “A” shall mean the number of Ordinary Shares outstanding immediately prior to such issue of Additional Ordinary Shares (excluding for this purpose as outstanding, all Ordinary Shares reserved under incentive plans or issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue, in each case, other than the Bonds and the Ordinary Shares they are convertible into);

(IV)    “B” shall mean the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(V)    “C” shall mean the number of such Additional Ordinary Shares issued in such transaction.

(e)    Determination of Consideration. For purposes of this Subsection 8.4, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(i)    Cash and Property: Such consideration shall:

(1)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(2)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Post-Closing Board of Directors; and

(3)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Post-Closing Board of Directors.

(ii)    Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Subsection 8.4(c), relating to Options and Convertible Securities, shall be determined by dividing:

(1)	The total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

8.5    Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after the Bond Original Issue Date effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of Bonds shall be increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding. If the Company shall at any time or from time to time after the Bond Original Issue Date combine the outstanding Ordinary Shares, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of Bonds shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

8.6    Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Bond Original Issue Date shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable on the Ordinary Shares in additional Ordinary Shares, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(a)    the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)    the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the holders of Bonds simultaneously receive a dividend or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as they would have received if all outstanding Bonds had been converted into Ordinary Shares on the date of such event.

8.7    Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Bond Original Issue Date shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Ordinary Shares in respect of outstanding Ordinary Shares, provided for in Subsection 8.6) or in other property, then and in each such event the holders of Bonds shall receive, simultaneously with the distribution to the holders of Ordinary Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Bonds had been converted into Ordinary Shares on the date of such event.

8.8    Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Ordinary Shares (but not the Bonds) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 8.4, 8.6 or 8.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Bond shall thereafter be convertible in lieu of the Ordinary Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Ordinary Shares of the Company issuable upon conversion of Bonds immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Post-Closing Board of Directors) shall be made in the application of the provisions in this Section 8 with respect to the rights and interests thereafter of the holders of the Bonds, to the end that the provisions set forth in this Section 8 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Bonds.

8.9    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 8, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) calendar days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each known holder of Bonds a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Bonds are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Bonds (but in any event not later than ten (10) calendar days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price then in effect, and (b) the number of Ordinary Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Bonds.

8.10    Notice of Record Date. In the event:

(a)    the Company shall take a record of the holders of its Ordinary Shares (or other shares or securities at the time issuable upon conversion of the Bonds) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other security; or

(b)    of any capital reorganization of the Company, any reclassification of the Ordinary Shares of the Company, or any Deemed Liquidation Event; or

(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the known holders of the Bonds a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Ordinary Shares (or such other shares or securities at the time issuable upon the conversion of the Bonds) shall be entitled to exchange their Ordinary Shares (or such other shares or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Bonds and the Ordinary Shares. Such notice shall be sent at least twenty (20) calendar days prior to the record date or effective date for the event specified in such notice.

8.11    No Impairment. The Company will not, by amendment of its Memorandum of Association or Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Transaction Agreements, including taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Bonds against impairment.

9.    Miscellaneous.

9.1    Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

9.2    Successors and Assigns; Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement; provided, that each Purchaser may assign and delegate any of its rights and obligations under this Agreement to (i) an Affiliate of any Purchaser if such Affiliate agrees in writing to be bound by the terms of this Agreement or (ii) with the prior written consent of the Company, not to be unreasonably delayed, conditioned or withheld. This Agreement shall inure to the benefit of MicroPort Scientific Corporation and its successors and assigns.

9.3    Governing Law. This Agreement shall be governed by the internal law of the State of New York.

9.4    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.5    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.6    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the Purchasers at their address as set forth on the signature page or Exhibit A, and to the Company at Lombard Medical House, 4 Trident Park, Didcot, Oxfordshire, UK, OX11 7HJ or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 9.6. If notice is given to the Company, a copy shall also be sent to Jones Day, 90 South Seventh Street, Suite 5090, Minneapolis, Minnesota 55402 Attention: Peter Ekberg, and if notice is given to the Purchasers, a copy shall also be given to Morrison Foerster, 425 Market Street, San Francisco, CA 94105, Attention: Jaclyn Liu.

9.7    No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.8    Fees and Expenses. Each party hereto shall be responsible for its own fees and expenses.

9.9    Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company, and the holders of at least a majority of the then-outstanding Shares and a majority of the then outstanding principal amount of the Bonds or in the case of provisions in Section 6, only with a majority of the then-outstanding Shares, or in the case of provisions in Section 7 or Section 8, only with a majority of the then-outstanding Bonds. Any amendment or waiver effected in accordance with this Subsection 9.9 shall be binding upon the Purchasers and each transferee of the Shares or the Bonds (or the Ordinary Shares issuable upon conversion thereof), each future holder of all such securities, and the Company.

9.10    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.11    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.12    Entire Agreement. This Agreement (including the Exhibits hereto), and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

9.13    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of the state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from thereof for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts or the United States District Court in the Borough of Manhattan, New York, New York, and any appellate court from thereof, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

9.14    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PROVIDED BY LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Investment Agreement as of the date first written above.

LOMBARD MEDICAL, INC.

By:	/s/ William J. Kullback

Name:	William J. Kullback
(print)

Title:	Chief Financial Officer

Address:	888 Prospect St. Suite 200 La Jolla, CA 92031

[Company’s Signature Page for Investment Agreement]

PURCHASERS:

MICROPORT NEUROTECH CORP.

By:	/s/ Dr. Chang Zhaohua

Name:	Dr. Chang Zhaohua
(print)

Title:	Director

Address:	P.O. Box 3340, Road Town, Tortola, British Virgin Islands

[Purchaser’s Signature Page for Investment Agreement]

MICROPORT NEUROTECH CHINA CORP. LIMITED

By:	/s/ Dr. Chang Zhaohua

Name:	Dr. Chang Zhaohua
(print)

Title:	Director

Address:	Level 54 Hopewell Center
183 Queen’s Road East, Hong Kong.

[Purchaser’s Signature Page for Investment Agreement]

EXHIBITS

EXHIBIT A	SCHEDULE OF PURCHASERS

EXHIBIT B	FORM OF NOTE

Exhibits

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser	Number of Shares Purchased	Principal Amount of Bonds Purchased	Address
MicroPort NeuroTech Corp.	8,064,516	$0.00	P.O. Box 3340, Road Town, Tortola, British Virgin Island Attn: Dr. Chang Zhaohua

MicroPort NeuroTech CHINA Corp. LIMITED	0	$10,000,000.00	Level 54, Hopewell Center, 183 Queen’s Road East, Hong Kong Attn: Dr. Chang Zhaohua

Exhibit A – Page 1

EXHIBIT B

FORM OF NOTE

“THE SECURITIES EVIDENCED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY OR THE TRANSFER AGENT, AS APPLICABLE, HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

“NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY IS SUBJECT TO THE PROVISIONS OF THE SUBORDINATION AGREEMENT, DATED AS OF DECEMBER 18, 2016 (AS IT MAY BE AMENDED, RESTATED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME THE “SUBORDINATION AGREEMENT”), AMONG OXFORD FINANCE LLC, A DELAWARE LIMITED LIABILITY COMPANY, AS COLLATERAL AGENT (“SENIOR CREDITOR”) FOR THE LENDERS DESCRIBED THEREIN, AND MICROPORT NEUROTECH CHINA CORP. LIMITED, A COMPANY FORMED UNDER THE LAWS OF HONG KONG, AND MICROPORT NEUROTECH CORP., A CORPORATION FORMED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS (TOGETHER, “SUBORDINATED CREDITOR”).”

“THE SECURITIES MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, (I) AS PART OF THEIR DISTRIBUTION AT ANY TIME; OR (II) OTHERWISE UNTIL FORTY (40) CALENDAR DAYS AFTER DECEMBER 18, 2016, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S OR RULE 144A UNDER THE SECURITIES ACT. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S.”

Exhibit B – Page 1

LOMBARD MEDICAL, INC.

Convertible Bond

No. 1	$10,000,000.00

Lombard Medical, Inc., a Cayman Islands exempted company with limited liability (the “Company”), for value received, hereby promises to pay to MicroPort NeuroTech China Corp. Limited, its successors and assigns (the “Holder”), the principal sum of $10,000,000.00 (the “Principal Sum”) on the Maturity Date (defined below), or so much thereof as shall then be outstanding, and to pay interest thereon, accruing from and after the Closing, at the rate of LIBOR (as defined in the Investment Agreement) plus four percent (4.0%) per annum (the “Interest Rate”), deemed payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2017 (each, an “Interest Payment Date”).

1. Investment Agreement. The Bond represented by this Note is issued pursuant to that certain Investment Agreement, dated as of December 18, 2016, (as amended, restated, supplemented, or otherwise modified from time to time, the “Investment Agreement”), between the Company and the Purchasers named therein, to which Investment Agreement reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the Holder. The terms of this Note include the covenants and terms established by the Investment Agreement, which are incorporated herein by reference. Defined terms used herein that are not otherwise defined shall have the meanings given such terms in the Investment Agreement.

2. Maturity. If not earlier converted in its entirety, the Principal Sum and any accrued but unpaid PIK Amount (defined below) under the Bond will be due and payable on December 18, 2021 (the “Maturity Date”); provided, however, that, to the extent the Company is unable to make the CoC-Triggered Cash Payment for any reason, the Maturity Date shall be automatically and indefinitely extended beyond such date to a date at which time either (i) the full conversion of this Note (the Principal Sum and any PIK Amount), together with Ordinary Shares already beneficially owned by the Holder, will not give rise to the Holder beneficially owning more than 49% of the voting power of all voting shares of the Company (based on the voting shares of the Company outstanding at such time of determination) or (ii) the CoC Triggered Cash Payment is made.

3. Prepayment. The Bond may not be prepaid in whole or in part at any time.

4. Interest.

(a) The outstanding principal balance of the Bond will bear interest at the Interest Rate from and after the Closing. The interest due hereunder shall be capitalized by automatically having the Principal Sum of this Bond increase on each Interest Payment Date by the interest payment amount due and payable on such date (the “PIK Amount”).

Exhibit B – Page 2

Such PIK Amount shall bear interest from the applicable Interest Payment Date at the same rate per annum and be payable in the same manner as in the case of the original Principal Sum of this Note and shall otherwise be treated as the Principal Sum of this Note for all purposes. From and after each Interest Payment Date, the Principal Sum of this Note shall, without further action on the part of the Company or the Holder, be deemed to be increased by the PIK Amount so capitalized and added to the Principal Sum in accordance with the provisions hereof.

(b) Notwithstanding the foregoing, if any payment is not paid when due, whether at the Maturity Date, upon acceleration, or otherwise, the obligations of the Company hereunder will bear interest, after as well as before judgment, at a rate per annum equal to 2.0% above the rate otherwise applicable hereto (in no event to exceed the maximum rate allowed by law).

(c) All interest hereunder will be computed on the basis of a year of 360 days composed of twelve 30-day months.

5. Business Days. If any date on which payment is scheduled to be made is not a Business Day, payment will be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

6. Conversion. The Bond represented by this Note shall be convertible into Ordinary Shares in accordance with the terms of Section 8 of the Investment Agreement. To convert the Bond, the Holder must satisfy the requirements of Section 8.3 of the Investment Agreement. The Holder may convert a portion of this Bond if (i) in regards to the initial conversion, the portion is a minimum of $50,000 principal amount and (ii) in regards to any subsequent conversions, the portion is a minimum of $1,000 principal amount. Upon conversion of this Bond, the Holder shall be entitled to receive the Ordinary Shares payable upon conversion in accordance with the terms of Section 8 of the Investment Agreement, at the Conversion Price specified in the Investment Agreement, as adjusted from time to time as provided in the Investment Agreement.

7. Event of Default. If an Event of Default occurs and is continuing, the principal of this Bond may be declared or otherwise become due and payable in the manner and with the effect provided in the Investment Agreement.

8. Miscellaneous.

(a) No provision of the Investment Agreement or of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Bond.

(b) The Company hereby waives diligence, presentment, demand, protest and notice of every kind whatsoever.

Exhibit B – Page 3

(c) The failure of the Holder to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or any other right in that or any subsequent instance.

(d) This Note shall be binding upon the Company, its successors and permitted assigns, and shall inure to the benefit of the Holder, its successors and assigns.

(e) This Note will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(f) All payments of principal and other sums due hereunder shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts to the Holder at the address shown in the register maintained by the Company for such purpose, in the manner provided in the Investment Agreement.

(g) This Note may not be transferred or assigned, in whole or in part, by the Holder except to (i) an Affiliate of the Holder or (ii) with the prior written consent of the Company, not to be unreasonably delayed, conditioned or withheld.

[Remainder of page intentionally left blank; signature page follows]

Exhibit B – Page 4

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered.

Dated: , 2016	LOMBARD MEDICAL, INC.

By:
Name:
Title: